UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2008

PetroHunter Energy Corporation
(Exact name of registrant as specified in its charter)

Maryland	000-51152	98-0431245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 Lawrence Street, Suite 1400, Denver, CO          80202
           (Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code: (303) 572-8900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2008, Charles A. Josenhans was elected to serve as interim chief financial officer.  Mr. Josenhans is the founder and managing partner of New Vector Partners, LLC, a consulting and interim management services business serving clients on a national basis.  Since forming New Vector in 2004, he has been involved with a number of interim CFO engagements, providing guidance with transition management, SEC reporting, business design and planning, organization development, due diligence assistance and financing activities, Sarbanes-Oxley 404 internal control evaluation and improvement, and numerous other project management efforts.  Prior to forming New Vector, Mr. Josenhans held a variety of senior roles in finance with several publicly-held and privately-held companies, dating back to 1991.  Mr. Josenhans began his career in 1985 with Arthur Young & Company in Seattle, Washington, after receiving his bachelor’s degree in accounting from Western Washington University, and became a licensed CPA in Washington in 1987 (currently inactive).

Also on May 20, 2008, Robert Perlman was elected to serve as controller and principal accounting officer.  Prior to joining the registrant in April 2008, Mr. Perlman was the controller for Westwood College Online from November 2005 to April 2008.  He served as the senior manager, accounting and finance special projects, for Qwest Communications from 2001 to 2005.  Prior to Qwest, Mr. Perlman worked with other companies in accounting and finance, dating back to 1998.  He began his accounting career in 1993 with KPMG Peat Marwick, in New York, NY and then in Denver, Colorado.  Mr. Perlman received a master’s degree in professional accounting from Rutgers University Graduate School of Management and his bachelor’s degree in communications from C.W. Post College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION
May 21, 2008	By: /s/ Charles B. Crowell Charles B. Crowell Chief Executive Officer